Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and the use of our report dated February 9, 2012, except for the retrospective adoption of amendments to the accounting standard relating to the reporting and display of comprehensive loss as described in Note 1, as to which the date is June 21, 2012, and except for the retroactive effect of the one-for-two reverse stock split as described in Note 12, as to which the date is September 7, 2012, in Amendment No. 3 to the Registration Statement on Form S-1 and related Prospectus of Regulus Therapeutics Inc. dated October 4, 2012.

/s/ Ernst & Young LLP

San Diego, California

October 2, 2012